Exhibit 99.1
News Release
For Immediate Release

Investor Contact:	Media Contact:

Tyler Lindwall	Eric Smith
Phone: 612-704-0147	Phone: 720-772-0877
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com
CSG Increases Purchase Price for The Kinetic Group to $2.225 Billion
SVP Transaction Contingent Upon Close of CSG Transaction
ANOKA, Minn– October 4, 2024 – Vista Outdoor Inc. (“Vista Outdoor” or “the Company”) (NYSE: VSTO) today announced it has entered into a definitive agreement with funds managed by Strategic Value Partners, LLC, and its affiliates (“SVP”), a global alternative investment firm with approximately $19 billion of assets under management, to sell Revelyst in an all-cash transaction based on an enterprise value of $1.125 billion (the “SVP Transaction”). In connection with the SVP Transaction, Vista Outdoor also entered into an amendment to the merger agreement with Czechoslovak Group a.s. (“CSG”) to acquire The Kinetic Group, increasing the purchase price for the Kinetic Group to $2.225 billion (the “CSG Transaction”).
The SVP Transaction is subject to the completion of the CSG Transaction. Together, the CSG Transaction and the SVP Transaction represent an enterprise value of $3.35 billion for Vista Outdoor and will deliver an estimated $45 per share in cash to Vista Outdoor stockholders.
“The Board has worked tirelessly to deliver maximum value to its stockholders, and we are pleased to have reached this agreement with SVP and CSG which helps us achieve that objective,” said Michael Callahan, Chairman of the Vista Outdoor Board of Directors. “The Board engaged in a thorough process to identify the best avenues to unlock value – and through these two separate, but contingent, transactions with SVP and CSG, we have identified a path that reflects the true strength and potential of both Revelyst and The Kinetic Group.”
David Geenberg, Head of SVP’s North American Corporate Investment Team, said, “We are strong believers in the Revelyst story and the potential of this business. With a portfolio of diverse, market-leading brands in the outdoor industry, Revelyst has an unparalleled opportunity to capture market share through its exceptional consumer focus and strengthen its platforms through its operational and supply chain enhancements. We are happy to be partnering with the strong leadership team at Revelyst to help unlock its full potential with SVP’s resources.”
“We look forward to creating long-term value at The Kinetic Group as part of the CSG portfolio,” said Michal Strnad, CEO and Owner of CSG. “The Kinetic Group has a deep heritage of delivering high-quality, innovative products and we will provide significant resources, investment and expertise to continue growing the business and serving its customers with leading ammunition products. We are confident CSG’s acquisition of the Kinetic Group is the best outcome for Vista Outdoor stockholders, employees of the Company and the American economy.”

Transaction Details
The SVP Transaction has been unanimously approved by the Board and is expected to close by January 2025, subject to the completion of the CSG Transaction, as well as the receipt of necessary regulatory approvals and other customary closing conditions. Vista Outdoor and CSG have received all regulatory approvals required under the merger agreement for the CSG Transaction and are prepared to close the CSG Transaction prior to the end of 2024, subject to receipt of stockholder approval and satisfaction of other customary closing conditions. CSG and Vista Outdoor have mutually agreed to extend the termination date of the CSG merger agreement to December 11, 2024.
At the closing of the CSG Transaction, CSG will pay the Company $2.225 billion, subject to certain purchase price adjustments, and Vista Outdoor stockholders will receive $25.75 in cash per Vista Outdoor share and one share of Revelyst common stock for each share of Vista Outdoor common stock. At the closing of the SVP Transaction, SVP will pay Revelyst stockholders an aggregate of $1.125 billion, subject to a net cash adjustment, representing an estimated $19.25 in cash per share of Revelyst common stock, based on current management estimates of expected net cash of Revelyst as of the closing of the SVP Transaction.
As part of the SVP Transaction and the CSG Transaction, Vista Outdoor, CSG and SVP have agreed to certain amendments to the separation agreement currently in place to separate the Kinetic Group and Revelyst. In addition, CSG will no longer be investing in Revelyst at the closing of the CSG Transaction.
In connection with the announcement of the SVP Transaction and the CSG Transaction, the Company will adjourn the special meeting of stockholders currently scheduled for October 9, 2024.
Additional details will be filed with the U.S. Securities and Exchange Commission.
Advisers
Morgan Stanley & Co. LLC is acting as sole financial adviser to Vista Outdoor and Cravath, Swaine & Moore LLP is acting as legal adviser to Vista Outdoor. Moelis & Company LLC is acting as sole financial adviser to the independent directors of Vista Outdoor and Gibson, Dunn & Crutcher LLP is acting as legal adviser to the independent directors of Vista Outdoor.
J.P. Morgan is acting as sole financial adviser to CSG with Clifford Chance LLP acting as legal adviser.
About Vista Outdoor Inc.
Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Our reporting segments, Outdoor Products and Sporting Products, provide consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. For news and information, visit our website at www.vistaoutdoor.com.
About SVP
SVP is a global alternative investment firm that focuses on special situations, private equity, opportunistic credit and financing opportunities. The firm uses a combination of sourcing, financial and operational expertise to unlock value in its portfolio companies. Today SVP manages approximately $19 billion in assets under management, and since inception, has invested more than $48 billion of capital, including more than $18 billion in Europe. The firm, established by Victor Khosla in 2001, has over 200 employees, including more than 100 investment professionals, across its main offices in Greenwich (CT) and London, and a presence in Tokyo. Learn more at www.svpglobal.com.

About CSG
The global industrial and technological group CSG, owned by Czech entrepreneur Michal Strnad, has key production facilities in the Czech Republic, Slovakia, Spain, Italy, India, the UK, and the U.S. and exports its products worldwide. CSG is continuously investing into the development of its companies while expanding in its core business areas. The Group includes, for example, the Czech truck manufacturer Tatra Trucks, the world's leading manufacturer of small caliber ammunition Fiocchi, and the Czech radar manufacturer Eldis. More than 10,000 employees work in the companies included in the CSG group and in their associated companies. In 2023, the Group's consolidated sales reached USD 1.73 billion. CSG's main fields of activity are the engineering, automotive, rail, aerospace, and defense industries and small caliber ammunition production. CSG's products can be found on all continents thanks to its strong export orientation.
CSG´s companies in Europe are major suppliers of tanks, artillery systems and high caliber ammunition for Ukraine which is co-financed also by the U.S. and other NATO member states.
Forward-Looking Statements
Some of the statements made and information contained in this press release, excluding historical information, are “forward-looking statements,” including those that discuss, among other things: Vista Outdoor Inc.’s (“Vista Outdoor”, “we”, “us” or “our”) plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.
Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the previously announced transaction among Vista Outdoor, Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (the “CSG Transaction”) and risks related to the transaction among Vista Outdoor, Revelyst, Olibre LLC and Cabin Ridge, Inc. (the “Revelyst Transaction”) including (i) the failure to receive, on a timely basis or otherwise, the required approval of the CSG Transaction by our stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the CSG Transaction or the Revelyst Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the CSG Transaction or the Revelyst Transaction, including in circumstances which would require Vista Outdoor or Revelyst, as applicable, to pay a termination fee, (v) the effect of the announcement or pendency of the CSG Transaction or the Revelyst Transaction on our ability to attract, motivate or retain key executives and employees, our ability to maintain relationships with our customers, vendors, service providers and others with whom we do business, or our operating results and business generally, (vi) risks related to the CSG Transaction or the Revelyst Transaction diverting management’s attention from our ongoing business operations and (vii) that the CSG Transaction or the Revelyst Transaction may not achieve some or all of any anticipated benefits with respect to either business segment and that the CSG Transaction or the Revelyst Transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all;; impacts from the COVID-19 pandemic on our operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; our association with the firearms industry, others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; our debt covenants may limit our ability to complete acquisitions, incur debt, make investments, sell assets, merge or complete other significant transactions; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the conflict in the Gaza strip, the COVID-19 pandemic or another pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers.
You are cautioned not to place undue reliance on any forward-looking statements we make, which are based only on information currently available to us and speak only as of the date hereof. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2024, and in the filings we make with the SEC from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.
No Offer or Solicitation
This communication is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the CSG Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.
Additional Information and Where to Find It
These materials may be deemed to be solicitation material in respect of the CSG Transaction. In connection with the CSG Transaction, Revelyst, a subsidiary of Vista Outdoor, filed with the SEC on January 16, 2024 a registration statement on Form S-4 in connection with the proposed issuance of shares of common stock of Revelyst to Vista Outdoor stockholders pursuant to the CSG Transaction, which Form S-4 includes a proxy statement of Vista Outdoor that also constitutes a prospectus of Revelyst (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE CSG TRANSACTION, THE REVELYST TRANSACTION AND THE PARTIES TO EACH TRANSACTION. The registration statement was declared effective by the SEC on March 22, 2024, and the definitive proxy statement/prospectus was mailed to each of our stockholders entitled to vote at the meeting relating to the approval of the CSG Transaction. Investors and stockholders may obtain the proxy statement/prospectus and any other documents free of charge through the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Vista Outdoor are available free of charge on our website at www.vistaoutdoor.com.
Participants in Solicitation
Vista Outdoor, Revelyst, CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. and their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from our stockholders in respect of the CSG Transaction. Information about our directors and executive officers is set forth in our proxy statement on Schedule 14A for our 2024 Annual Meeting of Stockholders, which was filed with the SEC on July 24, 2024, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge through the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants in the solicitation of proxies in connection with the CSG Transaction, which may, in some cases, be different than those of our stockholders generally, is also included in the proxy statement/prospectus relating to the CSG Transaction.

Vista Outdoor Contacts

Investor:
Tyler Lindwall
Phone: 612-704-0147
Email: investor.relations@vistaoutdoor.com

Media:
Eric Smith
Phone: 720-772-0877
Email: media.relations@vistaoutdoor.com

SVP Contacts

Todd Fogarty
Kekst CNC
Phone: 917-992-1170
Email: todd.fogarty@kekstcnc.com

CSG Contacts

Media Contacts:
United States:
Dan Zacchei / Joe Germani
Longacre Square Partners
dzacchei@longacresquare.com / JGermani@longacresquare.com

CSG Corporate:
Andrej Čírtek
+420 602 494 208
e-mail: andrej.cirtek@czechoslovakgroup.cz